Exhibit 99.1

Revett Minerals Completes
US$6.5 million Payment Obligation Restructuring

Spokane Valley, Washington October 22, 2009; Revett Minerals Inc. (“Revett or the Company”) (“TSX:RVM/OTCBB:RVMIF) announced today that it has successfully completed US$6.5 million in payment obligation restructuring. This debt and payment obligation restructuring program was comprised of the following transactions:

Royal Gold

Revett has completed an agreement with Royal Gold Inc. to restructure the final US$1.6 million due under its original Troy project financing royalty. In consideration for relieving this payable, the Company has agreed to reconfigure an existing gross smelter return (“GSR”) production royalty at Troy. This restructured royalty will now be a flat rate 3% GSR at Troy commencing in July 2010, rather than a 6.1%/2% GSR which would have commenced at a later date under the original terms.

Small Mines Development

Under the terms of the agreement signed on October 13, 2009, Small Mines Development, LLC has agreed to settle its receivable from Revett of approximately US$0.53 million in consideration for the issuance of approximately 3.5 million common shares of Revett at a price of US$0.15 per share.

Trafigura AG

As previously announced, the Trafigura US$4.3 million interest bearing note originally due June 30, 2009 has been restructured. As part of the restructuring, US$1 million was converted to equity and the remaining principal termed out over three years. Trafigura also received detachable warrants exercisable at US$0.20, which if exercised would reduce the remaining principal by up to US$2 million.

John Shanahan, President and CEO commented “This has been a significant opportunity to bring our indebtedness to a level that we can support from our ongoing operations at Troy. This would not be possible if not for the dedication of our 180 employees at Troy who have continued to realize production efficiencies throughout this year. We are also thankful for our valued relationships with Trafigura, Royal Gold and SMD who have, and continue to, believe in the Revett story and our potential at Troy and Rock Creek.”

About Revett

Revett Minerals, through its subsidiaries, owns and operates the currently producing Troy Mine and development-stage Rock Creek Project, both located in northwestern Montana, USA. The proven reserves at the Troy Mine and significant resources at the Rock Creek project will form the basis of our plan to become a solid mid-tier base and precious metals producer. Revett plans on expanding production through exploration in and around its current properties, as well as through targeted business combinations of advanced stage projects.

John Shanahan
President & CEO

For more information, please contact:

Doug Ward, VP Corporate Development or Monique Hayes, Corporate/Investor Communications at (509) 921-2294 or visit our website at www.revettminerals.com.

Except for the statements of historical fact contained herein, the information presented in this press release may contain “forward–looking statements” within the meaning of applicable Canadian securities legislation and The Private Securities Litigation Reform Act of 1995. Generally, these forward looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects”, or “does not expect”, “is expected”, “is not expected”, “budget”, “plans”, “schedule”, “estimates”, “forecasts”, “intends”, “anticipates”, “or does not anticipate” or “believes” or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will ”, “occur” or “be achieved”. Forward-looking statements contained in this press release include but are not limited to statements with respect to the expectation of our ability to support our debt with production from the Troy mine. Actual results and developments could be affected by development risks and production risks, our challenging working capital position and our inability to continue to fund operations, as well as those factors discussed in the section entitled “Risk Factors” in the Form 10-K filed on SEDAR at www.sedar.com and with the SEC on EDGAR. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Revett Minerals does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws.